As filed with the Securities and Exchange Commission on December 27, 2024

Registration No. 333-280067

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WHEELS UP EXPERIENCE INC.

(Exact name of registrant as specified in its charter)

Delaware	98-1617611
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2135 American Way

Chamblee, Georgia 30341

Telephone: (212) 257-5252

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Wheels Up Experience Inc. Performance Award Agreement, dated March 3, 2024

(Full title of the plan)

Matthew Knopf, Esq.
Chief Legal Officer
2135 American Way
Chamblee, Georgia 30341
Telephone: (212) 257-5252

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jeremiah G. Garvey, Esq.
Seth Popick, Esq.
Cozen O’Connor P.C.
One Liberty Place
1650 Market Street
Suite 2800
Philadelphia, Pennsylvania 19103
Telephone: (412)-620-6570

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Wheels Up Experience Inc. (the “Registrant”) registered 20,000,000 shares of its Class A common stock, $0.0001 par value per share (“Common Stock”) for issuance under the Wheels Up Experience Inc. Performance Award Agreement, dated March 3, 2024 (the “Performance Award Agreement”), granted by the Registrant to Todd Smith, the Registrant’s former Chief Financial Officer, pursuant to the Registration Statement on Form S-8, File No. 333-280067, filed with the U.S. Securities and Exchange Commission on June 7, 2024 (the “Registration Statement”). Mr. Smith ceased to be the Registrant’s Chief Financial Officer effective September 6, 2024 and pursuant to the terms of the Performance Award Agreement, the entire award was forfeited and no shares of Common Stock were issued, or in the future will be issuable, thereunder. This Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister all 20,000,000 shares of Common Stock registered pursuant to the Registration Statement. Accordingly, the Registrant hereby withdraws from registration under the Registration Statement all 20,000,000 shares of Common Stock that were so registered.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chamblee, Georgia, on December 27, 2024.

WHEELS UP EXPERIENCE INC.

/s/ George Mattson
Name: George Mattson
Title: Chief Executive Officer

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